EMPLOYMENT AGREEMENT

This Employment Agreement (the "Agreement") is made as of the 1st day of May, 2014 by and between CUSTOM POOL & SPA MECHANICS, INC. a Florida Corporation (the "Company"), and LARRY CALARCO ("Employee").

WITNESSETH:

WHEREAS, Employee has been employed by affiliates of the Company; and

WHEREAS, the Company and Employee desire to provide for the terms of the services of Employee to the Company.

NOW THEREFORE, in consideration of the premises and mutual agreements hereinafter contained, the parties hereto agree as follows:

1. **Employment**. The Company hereby employs Employee as Chairman of the Board and Chief Executive Officer of the Company and Employee hereby accepts such employment. Employee shall have such duties and responsibilities as provided for in the Articles of Association of the Company or as shall be assigned to him by the Board of Directors of the Company, including duties with respect to Affiliates of the Company. For the purposes of this Agreement, "Affiliate" shall have the same meaning as provided for such term in Rule 405 under the Securities Act of 1933, as amended ("Rule 405").

2. **Term**. Subject to Section 5, below, Employee's employment hereunder shall be deemed to have commenced as of May 1, 2014 and shall terminate at the close of business on April 30, 2019.

3. **Compensation**.

(a) Salary. Etc. Commencing as of June 1, 2014, except as otherwise expressly provided herein, the Company (or any Affiliate thereof) shall pay to Employee during the term hereof compensation as described in this Section 3(a), all of which shall be subject to such deductions as may be required by applicable law or regulation.

(i) Base Salary. A base salary at the rate of (A) Three Thousand Five Hundred Dollars [(U.S.) $3,500.00] per week for the remainder of calendar year ("Year") 2014 and (B) no less than One Hundred Eighty Two Thousand Dollars [(U.S.) $182,000] for each Year thereafter during the term of this Agreement, subject to review by the Board of Directors of the Company, payable in biweekly installments (the "Base Salary").

(ii) Disability Insurance. During each Year during the term hereof, up to Ten Thousand Dollars [(U.S.) $10,000] to be used toward the payment of the premium of a disability insurance policy (a "Policy") covering Employee, upon delivery to the Company of evidence reasonably satisfactory to the Company of the purchase by Employee of a Policy with an annual premium due during such Year in an amount at least equal to the amount requested by Employee under this Section 3(a)(ii).

(iii) Profits Bonus.

(a) Employee shall be paid, within thirty (30) days of the end of each full calendar quarter during the Employment Period, a quarterly bonus equal to: one half of one percent (.5%) of the net pre-tax earnings of the Company if the net pre-tax earnings are greater than or equal to 15% but less than 20% of gross revenues; one percent (1%) of net pre-tax earnings if net pre-tax earnings are equal to or greater than 20% but less than 25 % of gross revenues; two percent (2%) of net pre-tax earnings if net pre-tax earnings are equal to or greater than 25% but less than 35% of gross revenues; three percent (3%) of net pre-tax earnings if net pre-tax earnings are equal to or greater than 35% than gross revenues. The term "net pre-tax earnings" as used herein includes all subsidiaries on a consolidated basis and shall be determined by the Company's internal financial statements and shall be subject at the Company's fiscal year end to adjustment based upon the annual audit of the Company's financial statements by the Company's independent CPA firm in accordance with generally accepted accounting principles and shall constitute income before interest, tax, appreciation and amortization.

(b) Notwithstanding anything to the contrary in this Agreement, the Profits Bonus shall be payable only provided Employee is in the employ of the Company on the last day of the respective quarter for which such Profits Bonus is being calculated. Employee shall be entitled to the Revenue Bonus on a pro rata basis for partial year calculations, based on full year results and further payable in accordance with and subject to the normal payroll policies of the Company with respect to similar forms of compensation, including without limitation, being subject to all appropriate withholding taxes.

(c) If the fiscal year of the Company is changed, the annual Revenue Bonus shall be adjusted for the year in which the election is made and the next fiscal year so that the calculation will have been made on an equitable basis for comparable periods.

b. Stock Options. Employee shall be eligible to receive stock options in accordance with the stock option plans adopted by the Company from time to time or determined by the Board of Directors (the "Board") of the Company, in all events annually within thirty (30) days of the end of the Company's fiscal year in an amount equal to: 1.5% of net pre-tax earnings if net pre-tax earnings are greater than or equal to 14% but less than 20% of gross revenues; 3% of net pre-tax earnings if net pre-tax earnings are greater than or equal to 20% but less than 25% of gross revenues; 6% of net pre-tax earnings if net pre-tax earnings are greater than or equal to 25% but less than 35% of gross revenues; 3% of net pre-tax earnings if net pre-tax earnings are greater than or equal to 35% of gross revenues.

(i)Registration Rights. In the event the Company registers common

stock held by other employees of the Company, then the Company shall also register a pro rata portion of the stock held by Employee.

c. Compensation Review. The Board shall from time to time, no less frequently than annually, review Employee's compensation and may (in his sole discretion) increase, but not decrease, the compensation provided for in Section 3 hereof. Any such increase in compensation shall be valid only if in writing, executed by a duly authorized officer of the Company, and such writing shall constitute an amendment solely to the payments to be made to Employee under this Agreement, without waiver or modification of any other provision hereof.

(d) Other Benefits. During the term hereof the Company shall provide to Employee all other benefits currently pro-vided, as well as those which the Company may, in the future, provide to its senior executive employees, including, without limitation, life insurance, medical coverage and the right to participate in share option or similar plans. The Company also shall provide Employee with a private office and such other facilities and services appropriate to his position and adequate for the performance of his duties, including a current model automobile.

(e) Expense Reimbursement. The Company shall reimburse Employee for all ordinary and necessary business expenditures made by him in connection with, or in furtherance of, his employment hereunder upon presentation by Employee of expense statements, receipts, vouchers or such other supporting information as may from time to time be reasonably requested by the Company.

4. **Vacation and Travel.** Employee shall be allotted an adequate number of days for vacation as is reasonable for his position and as shall be agreed upon by the Board of Directors. When traveling for business of the Company, Employee, at his sole discretion and at the Company's expense, shall travel via first class accommodations.

5. **Termination.**

(a) Death. In the event of Employee's death during the term hereof, the Company shall have no further obligations to make payments or otherwise under this Agreement, except that the Company shall pay to Employee's estate the aggregate of the (i) Base Salary for six (6) months following the date of death payable in one lump sum within sixty (60) days after the date of death or in biweekly payments, as the Board of Directors shall determine, and (ii) any Incentive Bonus pursuant to Section 3(a)(iii), above, to which Employee was entitled on the date of death pursuant to the terms of such Section.

(b) Disability. If Employee becomes physically or mentally disabled during the term hereof so that he is unable to perform the services required of him pursuant to this Agreement for an aggregate of six (6) months in any twelve (12) month period (a "Disability") the Company, at its option, may terminate Employee's employment hereunder (the date of such termination, the "Disability Date"), and thereafter Employee shall not be deemed to be employed hereunder (except that Employee's obligations under Section 6, below, shall remain in full force and effect) and the Company shall have no further obligations to make payments or otherwise under this Agreement, except as provided in this Section 5(b). In the event of a Disability, Employee shall be entitled to receive (i) any unpaid accrued Base Salary through the Disability Date and (ii) any Incentive Bonus pursuant to Section 3(a)(iii), above, to which Employee was entitled at the Disability Date pursuant to the terms of such Section.

(c) For Cause. The Company may at any time during the term hereof, without any prior notice, terminate Employee's employment hereunder upon the occurrence of any of the following events: (i) a breach by Employee of this Agreement; (ii) gross negligence by the Employee in the performance of his duties under this Agreement that results in material damage to the Company; (iii) willful violation by Employee of specific and lawful written direction from the Chairman of the Board of Company, provided such direction is not inconsistent with Employee's duties and responsibilities to the Company hereunder;(iv) fraud, embezzlement or other criminal conduct by Employee; or (v) the committing by Employee of an act of moral turpitude that results in material damage to the Company. If the Company terminates Employee's employment under this Agreement pursuant to this Section 5(c), the Company shall have no further obligations to make payments or otherwise under this Agreement, except that Employee shall be entitled to receive any unpaid accrued Base Salary through the date that is thirty (30) days after the date that the Company gives written notice of such termination to Employee ("Termination Notice Date") within sixty (60) days after the Termination Notice Date. Notwithstanding the foregoing, Employee shall, for all purposes, cease to be deemed to be employed by the Company as of the date of any termination of Employee pursuant to this Section 5(c), irrespective of whether written notice of termination is given on such date. The obligations of Employee under Section 6, below, shall continue notwithstanding termination of Employee's employment pursuant to this Section 5(c).

(d) By Employee. Employee may terminate this Agreement by giving written notice (the "Voluntary Notice") thereof at least fortyfive (45) days in advance of such termination to a member of the Board of Directors of the Company other than Employee. In the event of such voluntary termination by Employee, the Company shall have no further obligations to make payments or otherwise under this Agreement, except that Employee shall be entitled to receive the unpaid accrued Base Salary through the date of such termination and any Incentive Bonus pursuant to Section 3(a)(iii), above, to the terms of such Sections. Such amounts shall be paid to Employee within sixty (60) days after the date of such termination. The Company may elect to waive the aforesaid 45day period and terminate Employee at any time after receipt of the Voluntary Notice ("Company Termination"), and, in such event, Employee shall only be entitled to receive such Base Salary through the date of Company Termination and Employee's eligibility to receive such Incentive Bonus and Additional Bonus shall be determined as of the date of Company Termination.

(e) Change in Control. In the event that after a Change in Control (as defined below) of the Company (A) Employee terminates this Agreement for Good Reason (as defined below), or (B) Employee's employment hereunder is terminated other than for cause under Section 5(c), above, the Company shall (1) pay to Employee within fifteen (15) days after the date of such termination (x) a sum equal to 2.99 times his then Base Salary and (y) any Incentive Bonus pursuant to Section 3(a)(iii), above, for the Period and Year during which the date of the Change in Control (the "Change Date") occurs except that such Period and Year shall be deemed to end on the Change Date and the Budgeted Net Earnings for such Period and Year shall be *pro* rated to take into account such shorter Period and Year, and (2) the Company shall accelerate and make immediately exercisable in full all unmatured installments of options to purchase securities of the Company held by Employee. For purposes of this Section 5(e), a Change in Control shall be deemed to have occurred if (i) a change in control of the Company would be required to be reported in response to Item l(a) of the Current Report on Form 8K under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Company is then subject to such reporting requirement, otherwise than through a transaction or transactions arranged by, or consummated with the prior approval of, the Board of Directors of the Company; (ii) any "person" or "group" within the meaning of Sections 13(d) and 14(d)(2) of the Exchange Act becomes the "beneficial owner" as defined in Rule 13d3 under the Exchange Act of

twentyfive percent (25%) or more of the combined voting power of the then outstanding securities of the Company, or twentyfive percent (25%) or more of the assets of the Company are sold, in either case otherwise than through a transaction or transactions arranged by, or consummated with the prior approval of, the Board of Directors of the Company; or (iii) during any period of twelve (12) consecutive months during the term hereof, any three (3) individuals, each of whom at the beginning of such period was a member of the Board of Directors of the Company and an officer of the Company, cease for any reason, other than voluntary resignation, to serve both as (A) members of such Board and (B) officers of the Company or any Affiliate of the Company. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur as a result of twentyfive percent (25%) or more of the combined voting power of the Company's then outstanding securities being acquired by (i) one or more employee benefit plans maintained by the Company or any entity directly or indirectly Controlled (as defined below) by the Company, (ii) the Company or any entity directly or indirectly Controlled by the Company or (iii) Employee, Lori Calarco, the wife of Employee (collectively, the "Calarcos"), or any entity directly or indirectly Controlled by either or both of the Calarcos or members of the respective Immediate Families (as defined below) of any of the foregoing persons. For purposes of this Section 5(e), the term (i) "Good Reason" shall mean (A) a reduction in salary or other benefits, (B) a relocation of the Employee's principal place of employment to a location in excess of fortyfive (45) miles from the location of Employee's principal place of business immediately prior to the Change in Control or (C) a determination by Employee in good faith that any of Employee's management functions, duties or responsibilities or any other aspect of his employment hereunder has changed materially adversely (whether or not such change shall constitute a material breach of the Company's obligations hereunder), (ii) "Controlled" shall have the same meaning as under Rule 405 and (iii) "Immediate Family" shall have the same meaning as under Rule 16al(e) under the Exchange Act. In the event that after a Change in Control Employee institutes any legal action to enforce his rights under, or to recover damages for breach of this Agreement, Employee, if he is the prevailing party, shall be entitled to recover from the Company any actual expenses for attorneys' fees and disbursements incurred by him in connection with such legal action.

6. **NonCompetition: Confidentiality: etc.**

(a) Acknowledgement. Employee acknowledges and agrees that (i) in the course of Employee's employment by the Company, it will be necessary for Employee to acquire information which could include, in whole or in part, information concerning the Company's sales, products, services, customers and prospective customers, sources of supply, computer programs, system documentation, software development, manuals, formulae, processes, methods, machines, compositions, ideas, improvements, inventions or other confidential or proprietary information belonging to the Company or relating to the Company's affairs (collectively, the "Confidential Information"), (ii) the restrictive covenants set forth in this Section 6 are reasonable and necessary in order to protect and maintain such proprietary interests and the other legitimate business interests of the Company and that such restrictive covenants in this Section 6 shall survive the termination of this Agreement for any reason and (iii) the Company would not have entered into this Agreement unless such covenants were included herein.

(b) NonCompetition. Employee covenants and agrees that during the term hereof and for a period of two (2) years following the termination of Employee's employment hereunder for any reason, Employee shall not, in any portion of the world where, or from which, the Company or any of its Affiliates is then conducting, or had in the then preceding two (2) years conducted, any part of its business, engage, directly or indirectly, whether as principal, agent, officer, director, employer, employee, consultant, partner, shareholder of any person, firm, corporation or other entity or group or otherwise, alone or in association with any other person, firm, corporation or other entity or group, in any Competing Business. For purposes of this Agreement, the term "Competing

Business" shall mean any person, firm, corporation or other entity or group which offers or sells or attempts to offer or sell any products or services which are the same as, or similar to, or otherwise

competes with the products or services offered or sold by the Company or any of its Affiliates at any time or from time to time during the two (2) years immediately preceding such termination of Employee's employment. Notwithstanding the foregoing, Employee is not precluded from (i) maintaining a passive investment in publicly held entities provided that Employee does not have more than a five percent (5%) beneficial ownership in any such entity; or (ii) serving as an officer or director of any entity, the majority of the voting securities of which is owned, directly or indirectly, by the Company.

(c) NonSolicitation of Customers and Suppliers. Employee agrees that during his employment hereunder, he shall not, whether as principal, agent, officer, director, employer, employee, consultant, partner or shareholder of any person, firm, corporation or other entity or group, or in any individual representative capacity whatsoever or otherwise, directly or indirectly, solicit the trade of, or trade with, any customer, prospective customer, supplier, or prospective supplier of the Company or any of its Affiliates for any business purpose other than for the benefit of the Company. Employee further agrees that for two (2) years following termination of his employment hereunder for any reason, Employee shall not, directly or indirectly, solicit the trade of, or trade with, any customers or suppliers, or prospective customers or suppliers, of the Company or any of its Affiliates. Notwithstanding the foregoing, Employee is not precluded from (i) maintaining a passive investment in publicly held entities provided that Employee does not have more than a five percent (5%) beneficial ownership in any such entity or (ii) serving as an officer or director of any entity, the majority of the voting securities of which is owned, directly or indirectly, by the Company.

(d) NonSolicitation of Employees, Etc. Employee agrees that during the term of his employment hereunder and thereafter for a period of two (2) years, he shall not, as a principal, agent, employee, employer, consultant, officer, director, shareholder or partner of any person, firm, corporation or other entity or group or in any individual representative capacity whatsoever or otherwise, directly or indirectly, without the prior express written consent of the Company approach, counsel or attempt to induce any person who is then in the employ of, or then serving as independent contractor with, the Company or any Affiliate thereof to leave the employ of, or terminate such independent contractor relationship with, the Company or such Affiliate or employ or attempt to employ any such person or persons who at any time during the preceding six (6) months was in the employ of, the Company or any such Affiliate. Notwithstanding the foregoing, Employee is not precluded (i) from maintaining a passive investment in publicly held entities provided that Employee does not have more than a five percent (5%) beneficial ownership in any such entity or (ii) serving as an officer or director of any entity, the majority of the voting securities of which is owned, directly or indirectly, by the Company.

(e) NonDisclosure of Confidential Information. Employee agrees to hold and safeguard the Confidential Information in trust for the Company, its successors and assigns and agrees that he shall not, without the prior written consent of the Company, misappropriate or disclose or make available to anyone for use outside the Company's organization at any time, either during his employment hereunder or subsequent to the termination of his employment for any reason, any of the Confidential Information, whether or not developed by Employee, except as required in the performance of Employee's duties to the Company.

(f) Disclosure of Works and Inventions/Assignment of Patents. Employee shall disclose promptly to the Company any and all works, publications, inventions, discoveries and improvements authored, conceived or made by Employee during the period of employment and related

to the business or activities of the Company, and hereby assigns and agrees to assign all his interest therein to the Company or its nominee. Whenever requested to do so by the Company, Employee shall execute any and all applications, assignments or other instruments which the Company shall deem necessary to apply for and obtain Letters Patent or Copyrights, or similar documents or rights, of the United States or any foreign country or to otherwise protect the Company's interest therein. Such obligations shall continue beyond the termination of Employee's employment hereunder for any reason with respect to works, inventions, discoveries and improvements authored, conceived or made by Employee during the period of Employee's employment.

(g) Return of Materials. Upon the termination of Employee's employment with the Company for any reason, Employee shall promptly deliver to the Company all correspondence, drawings, blueprints, manuals, letters, notes, notebooks, financial records, reports, flowcharts, programs, proposals and any documents concerning the Company's business, including, without limitation, its customers or suppliers or concerning its products, services or processes and all other documents or materials containing or constituting Confidential Information.

(h) Status of Section. The provisions of this Section 6 shall be construed as an agreement on the part of Employee independent of any other part of this Agreement or any other agreement, and the existence of any claim or cause of action of Employee against the Company, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by the Company of the provisions of this Section 6.

7. **NonAssignment: Successors: etc.** The Company may not assign any of its rights or obligations under this Agreement. Employee may assign his rights, but not his obligations, hereunder and the obligations of Employee hereunder, other than the obligations set forth in the second and third sentences of Section 1 above, shall continue after the termination of his employment hereunder for any reason and shall be binding upon his estate, personal representatives, designees or other legal representatives, as the case may be ("Heirs") and all of Employee's rights hereunder shall inure to the benefit of his heirs. All of the rights of the Company hereunder shall inure to the benefit of, and be enforceable by the successors of the Company. Any person, firm or corporation succeeding to the business of the Company by merger, purchase, consolidation or otherwise shall be deemed to have assumed the obligations of the Company hereunder; provided however, that the Company shall, notwithstanding such successor, remain primarily liable and for the fulfillment of its obligations under this Agreement.

8. **Notices.** Any notices or demands given in connection herewith shall be in writing and deemed given when (i) personally delivered, (ii) sent by facsimile transmission to a number provided in writing by the addressee and a confirmation of the transmission is received by the sender, or (iii) three (3) days after being deposited for delivery with a recognized overnight courier, such as Federal Express, and addressed or sent, as the case may be, to the address or facsimile number set forth below or to such other address or facsimile number as such party may in writing designate:

If to Larry Calarco: c/o Custom Pool & Spa

Mechanics 1055 SW Martin Downs Blvd

Palm City, FL 34990

Facsimile number:

If to the Company: 1055 SW Martin Downs Blvd

Palm City, FL 34990

Facsimile number:

9. **Entire Agreement; Certain Terms**. This Agreement constitutes and contains the entire agreement of the parties with respect to the matters addressed herein and supersedes any and all prior negotiations, correspondence, understandings and agreements between the parties respecting the subject matter hereof. No waiver of any rights under this Agreement, nor any modification or amendment of this Agreement shall be effective or enforceable unless in writing and signed by the party to be charged therewith. When used in this Agreement, the terms "hereof," "herein" and "hereunder" refer to this Agreement in its entirety, including any exhibits or schedules attached to this Agreement and not to any particular provisions of this Agreement, unless otherwise indicated.

10. **Counterparts**. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

11. **Governing Law**. This Agreement shall be governed by and construed in accordance with the laws of The State of Florida without regard to choice of law provisions and the venue for all actions or proceedings brought by Employee arising out of or relating to this Agreement shall be the courts of record of the State of Florida in Martin County or the court of the United States, Southern District of Florida and the parties consent to the jurisdiction of each such court in any such suit, action or proceeding and the parties waive any objection which they now or hereafter may have to the laying of venue of any action or proceeding arising out of or relating to this Agreement brought in any of the Courts and any objection on the ground that any such action or proceeding in any of such Courts has been brought in an inconvenient forum.

12. **Severability**. It is the intention of the parties that any provision of this Agreement found to be invalid or unenforceable be reformed rather than eliminated. If any of the provisions of this Agreement, or any part thereof, is hereinafter construed to be invalid or unenforceable, the same shall not affect the remainder of such provision or the other provisions of this Agreement, which shall be given full effect, without regard to the invalid portions. If any of the provisions of Section 6, above, or any part thereof, is held to be unenforceable because of the duration of such provision, the area covered thereby or the type of conduct restricted therein, the parties agree that the court making such determination shall have the power to modify the duration, geographic area and/or other terms of such provision and, as so modified, said provision(s) shall then be enforceable. In the event that the courts of any one or more jurisdictions shall hold such provisions wholly or partially unenforceable by reason of the scope thereof or otherwise, it is the intention of the parties hereto that such determination not bar or in any way affect the Company's rights provided for herein in the courts of any other jurisdictions as to breaches or threatened breaches of such provisions in such other jurisdictions, the above provisions as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

13. **NonWaiver**. Failure by either the Company or Employee to enforce any of the

provisions of this Agreement or any rights with respect hereto or the failure to exercise any option provided hereunder shall in no way be considered to be waiver of such provisions, rights or options, or to in anyway affect the validity of this Agreement.

14. **Headings**. The headings preceding the text of the paragraphs of this Agreement have been inserted solely for convenience of reference and neither constitute a part of this Agreement nor affect its meaning, interpretation, or effect.

IN WITNESS WHEREOF, the parties have executed these presents as of the day and year first above written.

CUSTOM POOL & SPA MECHANICS, INC

Larry Calarco

Lori Calarco

Witness:

Witness